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                                                                    Exhibit 10.9

                                                                           1(22)



                 GENERAL CO-OPERATION AND DEVELOPMENT AGREEMENT

                                    between

                              ERICSSON TELECOM AB

                                      and

                                     OZ.COM
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                                                                           2(22)

TABLE OF CONTENTS

 1.    Background                                                              3
 2.    Definitions                                                             3
 3.    Cooperation objectives                                                  4
 4.    Ownership, licenses and market rights                                   5
 5.    Escrow                                                                  8
 6.    Marketing and branding                                                  9
 7.    Development and test of a solution                                      9
 8.    Development conditions                                                  9
 9.    Infringements                                                          15
10.    Damage to person or property                                           15
11.    Duty of notification                                                   15
12.    Termination                                                            16
13.    Insurance                                                              17
14.    Assignment                                                             17
15.    Access to Information                                                  17
16.    Use and confidentiality                                                18
17.    Training, installation, maintenance and support                        18
18.    Announcements                                                          19
19.    Term                                                                   19
20.    General provisions                                                     19



APPENDICES

Appendix 1   Technology Definitions
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This General Co-operation and Development Agreement is made between

Ericsson Telecom AB ("Ericsson"), registration number 556261-3258, a limited liability company duly incorporated under the laws of Sweden and having its principal place of business at Telefonplan, S-126 25 Stockholm, Sweden,

and

OZ.COM ("OZ"), U.S. tax identification number 95-4560875, a corporation duly incorporated under the laws of California and having its principal place of business at 525 Brannan Street, Fourth Floor, San Francisco, CA 94107, U.S.A.

Ericsson and OZ are hereinafter also referred to as individually the "Party" or collectively the "Parties".

1.        BACKGROUND

1.1 Ericsson is primarily engaged in the business of developing, marketing and sale of products, systems and services for public and private communication, including Datacom Networks and IP Services.

1.2 OZ is primarily engaged in the business of development and design of advanced internet technologies and a world leader within multi-user Internet applications.

1.3 The Parties have agreed to create a long-term strategic partnership and to cooperate in the area of Internet based technologies, applications and services including but not limited to development, testing, integration, marketing, sales, distribution, support and maintenance of solutions based on relevant technologies and services such as publishing or knowledge transfer from each Party. This Agreement sets forth the general terms and conditions for such co-operation.

1.4 The Parties' co-operation shall, unless otherwise specifically agreed, be on a non-exclusive basis and participation shall be based on individual evaluation by each Party of expected benefits and commercial viability.

1.5 The Parties will initially concentrate the Development Work on Solutions for LINK, Communities and Customer Support, followed by Distance Learning, as defined in Appendix 1, Section B. The general application technologies to be used in the Solutions are defined in Appendix 1, Section A.

2.        DEFINITIONS

2.1       "Agreement" shall mean this General Co-operation and Development
          Agreement





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2.2     "Development Work" means any development undertaking or any other project executed by OZ for Ericsson under any Specific Co-operation and Development Agreement.

2.3 "OZ Application Technology" means such OZ and third-party proprietary technology as is further defined in Appendix 1, Section C.

2.4     "Purchase Order" means a written request for Development Work.

2.5 "Solution(s)" means the products and/or services that result from a Development Work.

3.      COOPERATION OBJECTIVES

3.1 This General Co-operation and Development Agreement sets forth the general terms and conditions that will be applicable to the future co-operation between the Parties in the area of internet based technologies and applications, unless otherwise agreed in writing.

3.2 When the parties agree to co-operate in the design, programming, development, production, marketing, sales and distribution of specific products and/or services under the general terms of this Agreement, the specific terms and conditions therefor shall be set out in a Specific Co-operation and Development Agreement.

3.3 A Specific Co-operation and Development Agreement and a Purchase Order may include, but not be limited to, the following specific terms and conditions:

        a)      Detailed description of the targeted Solution and objectives
        b)      Each Party's contribution and responsibility
        c)      Project team members and contact persons
        d)      Time table
        e)      Technical specification and documentation
        f)      Business model
        g)      Fees and other compensation
        h)      Distribution of costs, expenses and revenues
        i)      Support and services
        j)      Marketing and advertising
        k)      Warranties
        l)      Term
        m)      Any other relevant provision

3.4 In case of any discrepancy between this Agreement and a Specific Co-operation and Development Agreement the terms of the latter shall prevail.
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                                                                           5(22)

4    OWNERSHIP, LICENSE AND MARKET RIGHTS

     Ownership to Background IPR

4.1 Each Party will remain the owner of any know-how, patent, copyright, design right, right to circuit patterns in semiconductor products, technical document and any other industrial and intellectual property rights owned by that Party prior to the signing of this Agreement, unless otherwise agreed.

     License of OZ Application Technology

4.2 OZ will under Specific Co-operation and Development Agreements perform Development Work for the purpose of creating Solutions. The Solutions will or may include the OZ Application Technology, which shall be provided to Ericsson in object code form unless otherwise agreed. OZ hereby grants to Ericsson a fully paid-up, perpetual, non-exclusive, world-wide license to

     a) use, modify (or have modified) and make extracts from the OZ Application Technology for the purpose of use, maintenance, sale and other distribution of the Solutions;

     b) incorporate or merge the OZ Application Technology or modifications thereof or extracts therefrom into any equipment or other software for the purpose set out in a) above;

     c) sublicense the OZ Application Technology as part of Solutions to customers;

     d) make as many copies of the OZ Application Technology as are required for exercise of the licenses granted in this Subarticle 4.2; and

     e) sublicense the above in c) and d) stated rights to Ericsson market channels (whether in the form of agent, distributor or similar entity) designated by Ericsson to be a market channel for Solutions.

4.3  Right of First Refusal

     During the term of this Agreement or as long as Ericsson owns shares of
     OZ's preferred and/or common stock representing five percent (5%) or more in the aggregate of the issued and outstanding shares of OZ, whichever is longer, OZ shall give written notice to Ericsson of all the relevant terms and conditions of any proposal to enter into any transaction involving a sale or license (exclusive or non-exclusive) of any related OZ Application Technology in the areas of LINK, Communities, Customer Support and Distance Learning for the Telecommunication Sector or with any prime competitor of Ericsson. If OZ gives such a notice to Ericsson, then for thirty (30) days following receipt of the notice, Ericsson shall have the option to enter into the proposed transaction on the terms and conditions set forth in the notice. In the event
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                                                                           6(22)

        Ericsson elects to enter into the proposed transaction, Ericsson shall give written notice to OZ of its decision. In the event Ericsson does not elect to enter into the proposed transaction or fails to give notice of its decision within the specified period, OZ may enter into the proposed transaction in accordance with the terms and conditions set forth in the notice. This process shall be repeated if OZ proposes to enter into the proposed transaction on terms more favorable to the third party than those first offered to Ericsson hereunder, except that the subsequent option period(s) shall then be only fifteen (15) days.

4.4 OZ may also, on a case-by-case basis and on terms to be agreed upon in separate License Agreement(s), grant to Ericsson the rights set out in
        4.2 above regarding the OZ Application Technologies for the purpose of developing (or having developed) Ericsson branded applications and products that are not competing with current or planned OZ products.

4.5 All rights granted to Ericsson above in Subarticles 4.2 and 4.4 are also granted any other Ericsson company (whether wholly or majority owned or controlled by Ericsson or the parent company of Ericsson, Telefonaktiebolaget LM Ericsson).

        Ownership and license to LINK

4.6 Subject to payment by Ericsson to OZ of the license fee set out below an exclusive, non-restricted, perpetual, non-revocable, world-wide license to test, use, modify, make extract from, sub-license and otherwise distribute the existing developments results, in whatever form or media, of LINK (as defined in Appendix 1) shall be granted to Ericsson as from the execution of this GCDA.

4.6.1 The license fee for LINK shall be an aggregate of USD 1.500.000, which shall be paid:

        (a) USD 500.000 at the execution of this GCDA,
        (b) USD 500.000 upon the delivery of version 1 of the LINK and acceptance thereof by Ericsson, and
        (c) USD 500.000 when Ericsson has received binding orders equivalent to
            100.000 customer licensees of LINK.

4.6.2 The Parties anticipate that LINK shall be further developed into a Solution on terms to be set out in a Specific Co-operation and Development Agreement. However, the Parties agree that OZ shall have a perpetual, non-exclusive right to use and modify the existing results of LINK as well as the LINK-Solution and to distribute an OZ branded version of LINK directly to its end-user customers and to host such version of the LINK-Solution as a complimentary service to the LINK offering of Ericsson without any charge by Ericsson.
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     Ownership of Results from Development Work

4.7 Subject to its obligation to make the payments set forth in Subarticle 8.16.3, as soon as they appear, Ericsson shall be entitled to the full right of ownership (and right to use) all the results of the Development Work, and eventually the Solutions, whatever form they have. The ownership of results include the right to industrial and intellectual property rights including any patent rights, copyrights, rights to photographs, design rights, rights to circuit patterns in semiconductor products, technical documentation and any other industrial and intellectual property rights included therein which have been produced by OZ (or its subcontractors) for Ericsson, or have been acquired on Ericsson's behalf in connection with the Development Work.

4.8  Cross-License

     Subject to any OZ's obligation to make agreed payments of royalties or profit shares to Ericsson, as stated below, Ericsson hereby grants to OZ a non-exclusive license to use, modify (or have modified) and make extracts from the results of each Development Work for the purpose of making, using, selling and sublicensing for applications that are not competitive with any Ericsson product or planned Ericsson product, or are targeted to the Telecommunications Sector. In consideration for each such license, OZ shall pay to Ericsson royalties or profit sharing payments on terms to which the Parties shall, in good faith, agree.

4.9  Assistance in Registration of Industrial and Intellectual Property Rights

     OZ undertakes to assist in preparing and signing such documents as may be necessary to enable Ericsson's parent company, Telefonaktiebolaget LM Ericsson, to be registered as holder of patents or other industrial and intellectual property rights. Reasonable compensation shall be paid for such assistance.

     As regards inventions and innovations that have come into existence as part of the Development Work, OZ undertakes to enter into such agreements with its employees - or other personnel that OZ has hired for the Development Work - as are necessary to allow patents or other industrial and intellectual property rights to be assigned to Ericsson or to Telefonaktiebolaget LM Ericsson without other compensation than stipulated and agreed in relation to the Development Work except for the bonus to the inventing employee according to Ericsson or OZ patent reward program - whichever is more favourable to the employee.

4.10 Modification and Assignment

     Ericsson may not modify photographs or artistic works in such way as to infringe the literary or artistic integrity of the artist or photographer.

     OZ undertakes to ensure that the artist or photographer waives all rights to be mentioned as creator or photographer or be mentioned as source, and OZ

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     furthermore undertakes to have entered into such agreements with its employees - or other personnel that OZ has hired for the Development Work - as are necessary to allow Ericsson to acquire the rights that are mentioned in this Subarticle.

5.   ESCROW

     OZ agrees to deliver, within four (4) weeks from signing of this Agreement, a sealed package containing the relevant source code and related documentation for the OZ Application Technology for deposition with an agreed Escrow Agent in accordance with the terms and conditions of a separate Escrow Agreement. OZ shall, from time to time, deposit with the Escrow Agent any and all updates and upgrades and related documentation in accordance with said agreement.

     Ericsson will be entitled to request release and delivery of the deposited source code if one or more of the following circumstances (the "Events of Release") have occurred:

     a) if Ericsson is entitled to terminate this Agreement pursuant to Subarticle 12.1

     b) if OZ is in material breach of the maintenance and support obligations applicable under this Agreement or any Specific Cooperation and Development Agreement or discontinues to generally make available maintenance and support for the OZ Application Technology; or

     c) timely completion of the Development Work is essentially prevented due to a circumstance referred to in Article 21.2 (Force Majeure) for a period exceeding three (3) months.

     The source code shall be released and delivered to Ericsson in accordance with the terms and conditions of the Escrow Agreement.

     Upon the source code being released to Ericsson pursuant to the Escrow Agreement, Ericsson is automatically granted, free of charge, a non-exclusive, irrevocable, non-transferable license to use, copy, sublicense, modify and develop the source code and the OZ Application Technology for the purpose of supporting customers of the Solutions, maintaining the Solutions or completing Development Work in progress.

     Upon the delivery of the source code to Ericsson, OZ undertakes, at the request and expense of Ericsson, to provide Ericsson with reasonable support in order to enable Ericsson to successfully use the source code for the purposes stated in this Agreement and relevant Specific Co-operation and Development Agreements.
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8.9       Quality assurance system

          OZ undertakes to commit reasonable commercial efforts to establish and maintain a quality assurance system conforming with the requirements set out in ISO (International Organisation for Standardisation) 9000 and any other applicable quality assurance system within Ericsson for the relevant Development Work, if not otherwise agreed to in a Specific Co-operation and Development Agreement.

8.10      Deliveries

          Development Work shall be performed in accordance with the timetable specified in the Specific Co-operation and Development Agreement. In the case the Development Work is subdivided in specific phases according to an implementation plan, OZ shall obtain permission to continue its work before starting on a new phase. The Parties will endeavour to implement processes that will permit OZ to maintain project momentum and to efficiently utilise its development staff without undue delays pending permission to continue its work.

8.11      Development Work reports

          When the Development Work has been completed, or if approval is to be given after a specific phase in accordance with an implementation plan, a report of the final result or the interim result of each phase in question shall be submitted to Ericsson for approval.

8.12      Approval

8.12.1    Approval procedure

          Ericsson shall as soon as possible, but not later than fifteen (15) working days following receipt of the report on the final or interim result, as set forth in Subarticle 8.11, approve or reject the result in writing, in which case Ericsson shall notify OZ of any deviations from the specifications given in the Specific Co-operation and Development Agreement which have caused rejection.

          If Ericsson has not rejected the result in a written notice to OZ within fifteen (15) working days following receipt of the relevant report in accordance with Subarticle 8.11, the result shall be considered as approved.

          At Ericsson's request OZ shall assist with demonstration of the result on-site, or at Ericsson's expense (including travel expenses), at a location other than the development location.

8.12.2    Deviations from specifications

          In the event there are deviations from specifications in accordance with Subarticle 8.12.1 above, the responsible Party shall be obliged to undertake the necessary corrective measures immediately and at its own risk and
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                                                                          12(22)

          expense. In case the deviation has caused rejection of reported final or interim results, OZ shall without undue delay submit a report on the final or interim result to Ericsson for a new evaluation and possible approval in accordance with Subarticle 8.12.1. Minor deviations from the specification may not be a cause for rejection of the result.

8.13      Delays in delivery

          Ericsson shall, in the event of a delay in delivery under Ericsson's control, promptly and as soon as the delay is identified, notify OZ thereof and provide OZ with a revised time table including a list of any and all actions to remedy the delay. When a delay in delivery has been caused by Ericsson, Ericsson shall pay to OZ all actual project-related damages caused by the delay up to a maximum amount of two (2) month's cost of the relevant Development Work. OZ shall use its best efforts to mitigate the project-related damages caused by the delay.

          OZ shall, in the event of a delay in delivery under OZ' control, promptly and as soon as the delay is identified, notify Ericsson thereof and provide Ericsson with a revised time table including a list of any and all actions to remedy the delay. When a delay in delivery has been caused entirely by OZ and has continued for eight
          (8) weeks, Ericsson shall be entitled, regardless of the time-limit referred to in Article 8.23, to cancel the Development Work, wholly or in part, in which case the Development Work report and related documents shall be handed over in accordance with Article 8.23 below.

8.14      Guarantees

          OZ guarantees that its contribution to the Development Work will be executed with a high degree of care and in a professional manner. To the extent defects or shortcomings are the result of OZ's conduct, OZ undertakes, at its own expense and without delay, to rectify any defects or shortcomings in the results of the Development Work in relation to the agreed specifications and defects or shortcomings in documents produced upon such Development Work. OZ's liability in this respect shall, however, only extend to defects of which notification is given within twelve (12) months from first customer commercial installation.

8.15      Remuneration

8.15.1 Revenues and costs from the sales and licensing of Solutions incorporating OZ Application Technology, will be shared as defined in each Specific Co-operation and Development Agreement.

8.15.2    Instead of or in addition to the revenue sharing set out in Subarticle
          8.15.1 above, Development Work may be paid for based on fixed prices or on a current account. The Specific Co-operation and Development Agreement shall specify whether the Development Work is to be executed at a fixed price or on a current account.
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                                                                          13(22)


8.15.3 If the Development Work is delayed due to non-provision of a resource which Ericsson is under a contractual obligation to provide, and if this is not rectified following a written demand to that effect by OZ, OZ shall be entitled to compensation for extra expenses. OZ shall, however, take the necessary steps to keep such expenses to a minimum.

8.15.4 If Ericsson is obliged by law or regulation or by order from relevant authority to pay taxes, social security and/or other expense in relation to an agreed or executed payment, such payments shall be reduced by the amount of expense which Ericsson is obliged to pay in relation thereto. OZ shall be obliged to repay the amount of executed payments corresponding to such reductions immediately on demand.

8.15.5    Fixed prices

          Payment to OZ at a fixed price shall represent the total price, including any fees, travelling expenses, allowances, disbursement etc. and the fixed price shall be specified in the Purchase Order.

8.15.6    Current accounts

          When payment to OZ shall be made on a current account, the price and costs for fees, travelling expenses, allowances and disbursements shall be specified and agreed in advance.

          Any Development Work payable on a current account shall be limited by Ericsson in the Specific Co-operation and Development Agreement to a maximum amount ("Maximum Amount") which must not be exceeded without Ericsson's prior written permission. The Maximum Amount shall include all payments to OZ in accordance with Subarticle 8.15.7 through 8.15.9 below except additional overtime requested by Ericsson and unexpected travel expenses.

          OZ shall be able to confirm the reported hours of its work by means of time records and unexpected travel expenses in an adequate manner.

8.15.7    Fees

          Fees shall be specified as fixed daily or hourly fees.

          OZ's fees shall include salaries and salary-related costs, taxes, overtime, allowances and travelling expenses to the place where the Development Work is mainly to be executed. However, where an agreement has been concluded to that effect, overtime compensation shall be payable for overtime work explicitly requested by Ericsson.

8.15.8    Travelling Expenses and Allowances

          For travelling to places other than the place where the Development Work is mainly to be executed, travelling expenses and allowances shall, if approved

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                                                                          14(22)

          in writing by Ericsson, be payable in accordance with the traveling compensation regulations of Ericsson. Ericsson shall provide OZ with such regulations at the commencement of the Development Work and they shall be subject to change during the balance of the term of this Agreement. Such changes will be effective upon receipt by OZ of notice thereof. Compensation for travelling time shall, however, not be payable.

8.15.9    Compensation for other expenses

          OZ shall receive compensation for verified disbursements agreed to in advance.

8.16      Invoicing and payment

8.16.1    Fixed price invoices

          Development Work at a fixed price shall be invoiced as agreed in a payment plan. If no such payment plan has been agreed upon, an invoice may be forwarded earliest on submission for approval of the report on the final or interim result.

          Invoices shall contain the following particulars:

          - reference to a Specific Co-operation and Development Agreement and Purchase Order;
          -    OZ's name/company and address; and
          -    specification of the work performed.

8.16.2    Current account invoices

          Unless a specific payment plan has been agreed upon, Development Work on a current account shall be invoiced monthly in arrears.

          Invoices shall contain the following particulars:

          -    reference to a Specific Co-operation and Development Agreement;
          -    OZ's name/company and address;
          -    specification of the work performed;
          - time consumed (hours/days) and hourly or daily fee in respect of each of OZ's personnel taking part in Development Work.

8.16.3    Payments

          Payment shall be made not later than sixty (60) days after receipt of each invoice. Invoicing shall be made according to the Specific Co-operation and Development Agreement.
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9.   INFRINGEMENTS

9.1 OZ represents and warrants that it has all rights and licenses necessary to grant the rights and licenses set out herein and in any Specific Co-operation and Development Agreement and that the use of the results developed, procured or supplied in the Development Work for Ericsson shall not constitute an infringement of any patents or any other industrial and intellectual property rights belonging to OZ or any third party.

9.2 OZ shall indemnify and hold Ericsson harmless with respect to all liabilities or losses, including, without limitation, reasonable attorneys' fees arising out of any proved claim, lawsuit or judgement from third parties in respect of any breach of the representation and warranty in Subarticle 9.1.

9.3 Ericsson shall indemnify, defend and hold OZ harmless with respect to all liabilities or losses, including, without limitation, reasonable attorneys' fees arising out of any proved claim, lawsuit or judgement from third parties based on a claim that the specifications provided by Ericsson (as opposed to the manner of implementation) of any product developed under this Agreement or any Specific Co-operation and Development Agreement infringes the patents or any other industrial or intellectual property right belonging to any third party.

9.4 Each Party shall notify the other Party without delay if such a claim is made and, provided that the other Party agrees to reimburse the notifying Party for any reasonable costs and expenses arising as a direct result thereof, fully co-operate in the defence of such claim. All settlements between the defending Party and third parties concerning such claims shall be approved by the other Party where such approval may not be reasonably withheld.

10   DAMAGE TO PERSON OR PROPERTY

     Each Party will be liable for any damage to person or property caused to the other by wilfulness or gross negligence during the Development Work.

     If damage for which compensation is payable has occurred, the damaged Party shall take steps to limit the damage, provided always that such steps do not involve unreasonable expense or are unreasonably burdensome.

11   DUTY OF NOTIFICATION

     OZ shall notify Ericsson without delay and in writing if any of the following events is likely to occur, or has already occurred:

     - material changes in the conditions of ownership with respect to OZ or that part of OZ's business which is engaged in the Development Work;

     - OZ's bankruptcy, suspension of payments, composition proceedings or liquidation;

     -    infringement of a third party's rights; or

     -    defects or shortcomings in a specification.

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                                                                          16(22)

         This duty of notification does not entail any discharge from liability from any other effects herein described.

12       TERMINATION

12.1 Ericsson shall be entitled to terminate this Agreement and/or any Specific Co-operation and Development Agreement forthwith if:

         a) if any agreement is concluded under which OZ's business, or part thereof, is transferred to a company which is in competition with Ericsson where OZ loses its ability to control or fulfil its obligations under this Agreement and or any Specific Co-operation and Development Agreement:

         b) timely completion of the Development Work is essentially prevented due to a circumstance referred to in Subarticle
                  21.2 (Force Majeure) for a period exceeding three (3) months;
                  or

         c) OZ becomes insolvent or a petition under any laws of or relating to bankruptcy, insolvency, reorganisation or relief of debtors will be filed by OZ or if OZ executes an assignment for the benefit of creditors, or if a receiver, custodian, liquidator or trustee is appointed for OZ, or if OZ seeks or requests any such appointment, or if OZ takes any corporate action to authorise any of the foregoing actions, or if any case, proceeding or other action against OZ is commenced and not dismissed within ninety (90) days seeking to have an order entered against it as a debtor under any law of or relating to bankruptcy, insolvency, reorganisation or relief of debtors or seeking appointment of a receiver, trustee, custodian or similar official for it or for any substantial part of its property.

         If Ericsson terminates a Specific Co-operation and Development Agreement for the reasons stipulated in Subarticle 12.1 b) or c) above, OZ shall still be entitled to receive royalties and/or profit sharing payments in proportion to the value added by OZ to the Development Work prior to termination. The Parties agree that such value added shall be calculated as follows: (A) one-third of the agreed upon royalty or profit sharing percentage, plus (B) (x) two-thirds of the agreed upon royalty or profit sharing percentage times (y) a fraction, the numerator of which is the aggregate amount of payments made or due up to and including the date of termination and the denominator of which is the Maximum Amount in the case of a current account Development Work or the agreed fixed price.

12.2 OZ shall be entitled to terminate a Specific Co-operation and Development Agreement forthwith if Ericsson develops a product directly competing with the Solution defined under the said agreement.
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          If OZ terminates a Specific Co-operation and Development Agreement for this reason or Ericsson terminates a Specific Co-operation and Development Agreement for any other reason than stated in 12.1 and 12.3, OZ shall, at its option, (i) be entitled to payment of all amounts due up to and including the date of termination, provided Ericsson receives all results of the Development Work or (ii) retain all rights in the industrial and intellectual property rights in connection with the Development Work under such agreement.

12.3 Either Party shall be entitled to cancel any agreement concluded hereunder, wholly or in part, if the other Party commits a material breach of such agreement and neglects to remedy the same within thirty
          (30) days of receipt of a written demand to that effect (including a description of the alleged breach of agreement);

12.4 If OZ terminates any agreement concluded hereunder for the reason stated in Subarticle 12.3, OZ shall, at its option, (i) be entitled to payment of all amounts due up to and including the date of termination, provided that Ericsson receives all results of the Development Work or (ii) retain all rights in the industrial and intellectual property rights in connection with the Development Work under such agreement.

12.5 If Ericsson terminates any agreement concluded hereunder for the reason stated in Subarticle 12.3, payment shall be made of all amounts due up to and including the date of termination and OZ shall be obliged, immediately and without further compensation, to report on the Development Work to which the cancellation relates and to deliver to Ericsson all the documents prepared in connection with the Development Work.

13        INSURANCE

          OZ shall maintain sufficient insurance for any liability arising out of the Development Work and out of acts or omissions for which OZ is responsible hereunder. The minimum amount for such insurance shall be ten million (10,000,000) SEK.

          OZ shall upon request by Ericsson be able to present a certificate of insurance.

14        ASSIGNMENT

          Neither Party shall be entitled without the written consent of the other Party to assign its rights or obligations under this Agreement, which consent shall not be unreasonably withheld. Ericsson shall, however, be entitled to assign its rights to another company within the Ericsson group of companies.

15        ACCESS TO INFORMATION

          During the term of this Agreement, each Party will upon request furnish the other Party with such information and material as is reasonably necessary for the purpose of evaluating whether to enter into or review a project or contract.

     All such information and material received by a Party from the other will be subject to the provisions concerning use and confidentiality as set forth in Article 16 below, and will be promptly returned if the Parties do not enter into the contemplated agreement.

16   USE AND CONFIDENTIALITY

16.1 All information and material disclosed by one Party to the other during the term of this Agreement, including the terms and conditions of this Agreement and all further discussions between the Parties with respect hereto (hereinafter the "Confidential Information"), shall be used solely for the purposes of this Agreement and will be treated on a confidential basis, subject to appropriate disclosure as may be required by applicable law or judicial process.

16.2 Confidential Information received by a Party shall not be disclosed directly or indirectly to any other person, corporation or entity for any purpose whatsoever, nor shall it be used or copied except for the purposes of this Agreement. Confidential Information may, however, be disclosed to such employees, subcontractors and professional advisors of the receiving Party who reasonably require the information for a purpose permitted herein and who have a secrecy obligation to the receiving Party not less strict than set out in this Article 16.

16.3 The obligations under Subarticles 16.1 and 16.2 shall not apply to such information that the receiving party can prove, with substantial evidence:

     (a) is now or which (through no act of failure on the part of the receiving Party) becomes generally available to the public;

     (b) is supplied by a third party who the receiving Party in good faith believes is free to make such disclosure without restriction;

     (c) is disclosed by the disclosing Party to third parties generally without restriction on disclosure; or

     (d) is independently developed by the receiving Party without use of any confidential information from the other Party.

16.4 The obligations of this Article 16 shall survive the expiration or termination of this Agreement for a period of five (5) years.

17   TRAINING, INSTALLATION, MAINTENANCE AND SUPPORT

     Ericsson will use its existing support channels and maintenance procedures for first and second line support and maintenance. OZ will establish its own third line support complying with written Ericsson support and maintenance standards and processes.

     OZ shall provide Ericsson with training as specified in each SCDA.

18   ANNOUNCEMENTS

     All announcements to news media or third parties pertaining to this Agreement or any Specific Co-operation and Development Agreement will be subject to review and approval of Ericsson before any public disclosure. If either Party believes on advice of counsel that the making of a statement, public announcement or disclosure in Securities and Exchange Commissions filings is necessary to comply with the requirements of any law, governmental order or regulation, it shall give the other Party prior notice of such advice and its intention to make such statement, public announcement or disclosure, and a text of such statement or announcement. Notwithstanding any other provision of this Agreement, if either party determines that any agreement between the Parties is sufficiently material to such party as to require inclusion as an exhibit to Securities and Exchange Commission filings, such Party (a) shall notify the other Party of such determination, (b) shall consult with the other Party as to those terms and provisions deemed to be particularly confidential or sensitive,
     (c) shall use all reasonable efforts to obtain confidential treatment of these confidential or sensitive terms and provisions and (d) may include such agreement or agreements as an exhibit to such filings, redacting such portions thereof as to which confidential treatment is obtained.

19   TERM

19.1 This Agreement shall be effective from the date of its execution until December 31, 2001. Unless terminated by either Party's written notice, the term of the Agreement shall be extended one (1) year at the time. Notwithstanding the aforementioned, the terms and conditions of this Agreement shall remain in force as long as a Specific Co-operation and Development Agreement is in force between the Parties.

19.2 In the event of termination, the Parties shall co-operate in an orderly fashion with a view toward protecting any proprietary or confidential information they may have exchanged as well as to dissolve any projects which may have to be discontinued due to termination of this Agreement.

20   GENERAL PROVISIONS

20.1 Relationship between the Parties.

     The relationship of the Parties is that of independent contractors. Neither Party may act as an agent for or make a commitment on behalf of the other.

20.2 Force Majeure

     If fulfilment of either of the Parties' obligations under this Agreement or any Specific Co-operation and Development Agreement is prevented by unforeseen circumstances beyond their control, such as fire, explosion, acts of God, war, embargo, intervention of any governmental authority, major industrial disputes, mobilisation, requisitions, currency restrictions, rebellions or riots, shortage of motor fuel, general shortage of means of transport,

                                                                          20(22)


commodities and energy, or defects and delays in deliveries from a supplier due to any of the aforementioned circumstances, this shall constitute a ground for discharge from liability for delays in approval or delivery and for relevant liquidated damages and other damages, provided that the Party suffering the delay immediately notifies the other Party of such delay.

20.3 Expenses

     Each Party will cover its own costs and expenses incurred in the negotiation and preparation of this Agreement and the Specific Co-operation and Development Agreements.

20.4 Further documents

     Each Party agrees to execute, deliver and/or file any and all further instruments that the other Party may reasonably deem necessary to carry out the purposes of this Agreement.

20.5 Notices

     All notices between the Parties shall be in writing and given by mall, telefax, e-mail or express courier service to the recipient Party's address set forth below, until a Party provides written notice of a change of such address. Notices shall be deemed received in the ordinary course of the method of transmittal.

     Ericsson                      OZ

     Name:     Michael Thurk         Name:     Jon L. Arnason

     Title:    Executive Vice        Title:    Financial Controller
               President

     Address:  56 Hammond Road       Address:  54 Snorrabraut
               Acton                           IS-105 Reykjavik
               MA, 01720                       Island
               USA

     Fax:      +1 (978) 635 1215     Fax: +1 (354) 535-0055
     E-mail:   mike.thurk@aol.com    E-mail: joni@oz.com


20.6 Governing Law

     This Agreement shall be governed by and interpreted under the substantive laws of Sweden, excluding its rules on conflicts of law.

20.7 Arbitration

     Any dispute arising under this Agreement, which the Parties cannot resolve through the efforts of their good officers working together, shall be finally settled by arbitration by a panel of three (3) arbitrators in accordance with the

                                                                          21(22)

          Rules of Arbitration of the Stockholm Chamber of Commerce then in effect. The place of arbitration shall be Stockholm but the Parties agree to request the arbitrators to consider alternating hearings between Stockholm, Sweden and Reykjavik, Iceland. The language of the proceedings shall be English.

          Any court or authority of competent jurisdiction may enforce the resulting award.

20.8      Mutual Efforts

          This Agreement has been prepared and drafted through the mutual efforts of the Parties.

20.9      Amendments

          This Agreement may be modified or amended only by a written instrument duly signed by the Parties.

20.10     Entire Agreement

          This Agreement, together with any applicable Specific Co-operation and Development Agreement, is the complete and exclusive agreement of the Parties regarding its subject matter, and shall supersede any previous communications, representations, negotiations, or agreements between the Parties, whether oral or written.

20.11     Severability

          If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be deemed separable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

20.12     Language

          All correspondence under this Agreement shall be given or made in the English language unless the Parties agree otherwise.

20.13     Non-Waiver

          A waiver by either Party of any breach of any provision of this Agreement by the other Party shall not be construed as a continuing waiver of other breaches of the same or other provisions hereof by such other Party.

20.14     Warranties

          OZ warrants that it has sufficient right and interest to grant the rights and licenses granted in this Agreement and in any Specific Co-operation and Development Agreement.

                                                                          22(22)


               Notwithstanding anything to the contrary in this Agreement, OZ warrants that the entering into year 2000 will not lead to detraction of functionality or performance of the Solutions. In case of breach of this warranty, OZ shall immediately remedy the breach and indemnify and hold Ericsson harmless.

     20.15     General Limitation of Liability

               Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable to the other on account of a breach of any provision of this Agreement for any loss of revenue, profits or business opportunity or similar consequential or indirect damages.

     20.16     Headings

               The headings of the Articles are for convenience only and shall not affect their interpretation.


The Parties have caused this Agreement to be executed in two (2) identical originals as of the date written below


ERICSSON TELECOM AB                     OZ.COM

By: /s/ ROLF ERIKSSON                   By: /s/ SKULI MOGENSEN
   ---------------------------             --------------------------
Rolf Eriksson                           Skuli Mogensen
Vice President                          Chief Executive Officer

 Stockholm  Feb. 4, 1999                4/2/99  Stockholm
-----------------------------           -----------------------------
Date and place                          Date and place

                                                              Appendix 1 to GCDA

TECHNOLOGY DEFINITIONS

A.   Application Technology Definitions

1. LINK client application and server side components excluding the user interface ("LINK") -- provided by OZ, Ericsson and third party.

2. LINK client application user interface -- provided by OZ; This is the specific design and look and feel of the client application.

3. Specific Applications -- provided by OZ, Ericsson and third parties (see section B).

4. OZ Application Technology -- provided by OZ (see section C). This consists of existing core technology from OZ, as well as upgrades and possible additions to it.

5. Ericsson Products & Technology -- provided by Ericsson. This consists of products such as IP@service, IPTC, etc.

6.   Infrastructure Products & Technology -- provided by Ericsson.

B.   Solutions

Following are the initially targeted applications, involving some or all of above technologies and products:

LINK

     A client-server application merging secure Internet messaging, message routing, IP telephony and traditional phone systems in one simple and easy to use application.

     Through a plug-in architecture, both the client-and server-side functionality can be extended by Ericsson, OZ or third parties. The LINK back-end can also, through an API, be accessed by applications other than LINK.

     For the first release, planned for June '99, the focus is on time to market, reliability and security rather than a full-fledged service offering. The released back-end client products shall have been fully tested, productified and ready to be taken into commercial use by a customer.

     For the second version, planned release 6 months after the release of version 1, tight integration with IP telephony and other telco services is added, as well as sophisticated user customizable routing functionality.

     For the third version, client software is released for other platforms, e.g. speech technology interface, handheld devices, etc.

Communities
     Services allowing the definition of user subsets according to arbitrary grouping criteria, within which specific services that only make sense in the context of a group of users can be deployed. Specific services include conferencing and transactions. Communities typically make use of both LINK- and Web-technology.

     To create "LINK-aware" Web content, developer tools are needed. Such are planned to be available by October '99.

Customer Support
     Services to route customers through call centers and/or expert systems using artificial agents as initial user interface.

     Ericsson and OZ will work together on Customer Support up until the first customer is obtained, then the specific Customer Support cooperation will be reviewed.

Distance Learning (including Training)
     Services to provide shared communication spaces as well as visualisation of learning material in virtual class rooms.

C.  OZ Application Technology

The OZ Application Technology is based on a hierarchy of components, ranging from low-level modules to high-level application building-blocks. Set out below is a high-level listing of the current OZ Application Technologies. A more detailed description of the listed items can be found in the handout document "Technical Due Diligence, Reykjavik, Iceland, September 29th - 30th, 1998", delivered to Ericsson during the Technical Due Diligence session, September 29th, 1998. In three serial-numbered copies, registered at Ericsson as document no. ETX/DN/C-99-006.

Multi-user Server
     A scaleable implementation of a reliable multicast network over IP. Also implements a framework for server side services.

User Service
     A server side service implementing a lookup and authentication of users.

Registry Service
     A server-side service implementing a distributed registry of information.

Object System
     Client- and server-side components that implement a distributed object database that permits to alter and share a dynamical state between many clients. Includes a basic set of objects to implement shared spaces.

World Editor
     An administration tool to browse ad change an object system database.

CPIUM
     A client-side framework to distribute, install, layout and connect individual client-side OZ components, as well as 3rd-party components to create an application that can interchangeably by stand-alone or Web-based.

Agents
     Client- and server-side components to create and operate intelligent software agents. Consist of an authoring tool to create knowledge bases, an agent server to run the agent logic and various input/output interfaces.

OZ Intelligence Engine
     An Artificial intelligence (AI) engine controlling the logic of the Agents running in the Agents Server application.

Chat
     Client- and server-side components to initiate and manage communication channels between 2 or more users. These include components to conduct text and audio conversations.

Whiteboard
     A client component that implements a simple shared whiteboard.

Audio conferencing
     Client side H.323 based audio conferencing components. Based on a H.323 stack from Ericsson, with limited admittance of usage.

Sound Engine
     A client-side genaric audio mixer.

Audio Chat
     Peer-to-peer audio communication based on codecs such as GSM and Voxware.

Media Filters
     A set of media conversion components that convert various input media types into internal data types. These include amongst others components to input streamed media types from RealNetworks, such RealAudio and RealVideo.

LINK back-end
     The distributed server part of the LINK solution.

LINK client
     The client part of the LINK solution.

                                                                            1(3)


                               Amendment Number 1
                                       to
                 General Co-operation and Development Agreement
                                 by and between
                         Ericsson Telecom AB and OZ.COM

     This Amendment Number 1 to General Co-operation and Development Agreement (this "Amendment") is made by and between Ericsson Telecom AB ("Ericsson") and OZ.COM ("OZ") as of September, 24th 1999, in reference to that certain General Co-operation and Development Agreement (the "Agreement") made and entered to by Ericsson and OZ.COM as of February 4, 1999. Unless the context otherwise requires, capitalized terms shall have the meanings ascribed to them in the Agreement.

1    BACKGROUND

1.1  IPulse

     The Agreement and the Specific Co-operation and Development Agreement made and entered into by the Parties as of February 4, 1999 describe, among other things, the ownership and development of LINK. A version of LINK has been introduced to the market by Ericsson and OZ under the tradename "iPulse".

1.2  Intentions

     OZ intends to market and distribute an OZ branded version of the iPulse client software to customers outside of the Telecommunications sector and to provide services to, and operate an iPulse server solution for the benefit of, customers. OZ will offer services to all iPulse end-user customers through a Global Cluster. The Parties wish to amend the Agreement in order to conform and clarify OZ's rights and obligations in regard to the marketing and distribution of its version of the iPulse client and the provision of additional services related hereto.

2    AMENDMENTS

2.1  A new Section 2.6 shall be added to the Agreement as follows:

     "'iPulse' means LINK and the LINK Solution."

2.2  Section 4.6.2 of the Agreement shall be replaced by the following:

     "The Development Work in relation to iPulse has been made and will continue to be made as set out in the Purchase Orders issued by Ericsson according to the specific Co-operation and Development Agreement.

                                                                            2(3)



     The parties hereby agrees that OZ has the perpetual, irrevocable and non-exclusive right, free of any charge by Ericsson, to modify, use, market and distribute an OZ branded version of the iPulse client software to end-user customers and/or in cooperation with internet companies to provide services to, and use, modify and operate an iPulse server solution, for the benefit of such end-user customers, always provided that;

     a) OZ does not offer services that compete with products resulting from the Development Work,

     b) if OZ receives any revenues from or because of the operation of its iPulse server solution, parties will negotiate a reasonable license fee to be paid to Ericsson.

     c) any such iPulse server solution or iPulse client software shall, as with Ericsson's customers, display that iPulse is jointly developed between Ericsson and OZ, even if the service or software is provided under another trademark or tradename than iPulse,

     d) the use of Ericsson's registered trademark iPulse or any other of Ericsson's trademarks by OZ shall only be made as, from time to time, directed by Ericsson, and

     e) any such server solution shall be of a quality corresponding to the quality offered by Ericsson's customers.

     The above license does not include any right for OZ to develop a version of the iPulse server software that is not compatible with the iPulse server solution resulting from the Development Work, if not otherwise is agreed in writing by Ericsson on each specific occasion and the Parties have agreed on a road-map for any such developments. OZ will not develop an iPulse server solution that directly or indirectly competes with the iPulse server solution resulting from the Development Work.

     If an internet company with which OZ co-operates to provide iPulse services as set out above wishes to co-brand iPulse with OZ and Ericsson, then such co-branding will be permitted provided the use of Ericsson and any of its trademarks or tradenames are made in accordance with the instructions of Ericsson.

     The iPulse client and server solution marketed by Ericsson will include connectivity features that enables licensed iPulse clients and servers to connect to a single iPulse registry and services (Global Cluster) operated by OZ.

     The General License Agreement (GLA) to license the iPulse client and server technology to Ericsson customers shall be presented to Ericsson customers with terms expressing OZ.COM's right and obligation under such agreement to provide and operate the Global Cluster registry and services. Ericsson will use its reasonable endeavours to conclude the GLA

                                                                            3(3)


     on such terms. The terms of the GLA terms regarding OZ.COM will read or have the same meaning as;

            "The Licensed Software includes connectivity features that enable Licensee's customers to connect to a single iPulse registry and services operated by OZ.COM. These services are optional to both Licensee and its customers. OZ.COM will have the sole responsibility under this Agreement to operate a Global Services Network that provides iPulse end-users access to a Find User Service, that enables iPulse end-users to locate other iPulse end-users situated outside of the Licensee's iPulse system. Other services may be agreed to on case to case bases. Further details of the verity and terms of the OZ.COM Global Services Network services available to iPulse end-users will be defined in a separate Agreement between OZ.COM and Licensee."

     Ericsson will include information regarding OZ in press announcements regarding licensing or sale of iPulse solutions to its customers, provided that Ericsson's customers agree to this. OZ will include information regarding Ericsson in press announcements regarding licensing or sale of iPulse to its customers, provided that OZ's customers agree to this.

     A Value Added Reseller License Agreement will be made between OZ and Ericsson to establish the right for OZ to sublicense iPulse server solution directly to customers on terms to be defined.

2.3 Section 4.8 shall be amended by replacing "Subject" at the beginning of this Section with the following:

     "Except as provided in Section 4.6.2 and subject"

3    NO FURTHER AMENDMENTS

     All other terms of the Agreement remain unchanged.

     The Parties have caused this Amendment to be executed in two (2) original counterparts as of the date first written above.

     ERICSSON TELECOM AB                     OZ.COM

     /s/ [SIG]                               /s/ SKULI MOGENSEN
     ---------------------------------       ---------------------------------
                                             Skuli Mogensen
                                             Chief Executive Officer

     Stockholm Oct. 18, 1999                 Stockholm Oct. 21, 1999
     ---------------------------------       ---------------------------------
     Date and place                          Date and place